EXHIBIT 5.1
PO Box 7850, MS MTV 7-1
Mountain View, CA 94039-7850
February 9, 2007
Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549
Subject: Intuit Inc.
Ladies and Gentlemen:
     This opinion is provided in connection with a Form S-8 Registration Statement (the “Registration Statement”) being filed by Intuit Inc. (the “Company”) on or about February 9, 2007. The Registration Statement relates to the registration of 1,489,235 shares of the Company’s Common Stock, par value $0.01 per share, together with the related preferred stock purchase rights (the “Shares”), that are subject to issuance upon exercise of stock options assumed by the Company in connection with its acquisition of Digital Insight Corporation (“Digital Insight”) on February 6, 2007 (the “Intuit Options”).
     For purposes of this opinion, I have examined copies of (i) the Registration Statement, (ii) the Restated Certificate of Incorporation of the Company, as amended to date, (iii) the Bylaws of the Company, as amended to date, (iv) the Digital Insight Corporation 1997 Stock Plan, as amended, the Digital Insight Corporation 1999 Stock Incentive Plan, as amended, and the 1997 Stock Plan of AnyTime Access, Inc., as amended, and (v) the Agreement and Plan of Merger dated November 29, 2006, by and among the Company, Digital Insight and a wholly owned subsidiary of the Company, pursuant to which outstanding options to purchase shares of Common Stock of Digital Insight were assumed by the Company and converted into the Intuit Options. In rendering the opinion expressed herein, I have assumed the genuineness of all signatures, the authenticity of all documents, instruments and certificates purporting to be originals, the conformity with the original documents, instruments and certificates of all documents, instruments and certificates purporting to be copies, and the legal capacity to sign of all individuals executing documents, instruments and certificates. I have also assumed that all Shares will be issued pursuant to the Intuit Options for a purchase price of not less than $0.01 per share.
     Based upon and subject to the foregoing and the effectiveness of the Registration Statement, I am of the opinion that the Shares that may be issued by the Company pursuant to the Intuit Options, when issued and paid for in accordance with the Intuit Options, will be legally issued, fully paid and non-assessable.
     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not admit thereby that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ LAURA A. FENNELL

Laura A. Fennell
Senior Vice President, General Counsel and
Corporate Secretary
Intuit Inc.